Exhibit 10 under Form N-1A
                                          Exhibit 5 under Item 601/Reg. S-K

                        HOUSTON, HOUSTON & DONNELLY
                             ATTORNEYS AT LAW
                          2510 CENTRE CITY TOWER
                           PITTSBURGH, PA  15222
William McC Houston
Fred Chalmers Houston, Jr.    (412) 471-5828      Fred Chalmers Houston
Thomas J. Donnelly            FAX (412) 471-0738            (1914-1971)
John J. Heck

Mario Santillo, Jr.
Theodore M. Hammer
                              August 22, 1991

Losantiville Funds
Federated Investors Tower
Pittsburgh, PA  15222-3779

Gentlemen:

     As counsel to Losantiville Funds (`Trust'') we have reviewed Post-effective Amendment No. 12 to the Trust's Registration Statement to be filed with the Securities and Exchange Commission under the Securities Act of 1933 (File No. 33-26915). The subject Post-effective Amendment will be filed pursuant to Paragraph (b) of Rule 485 and become effective pursuant to said Rule immediately upon filing.

     Our review also included an examination of other relevant portions of the amended 1933Act Registration Statement of the Trust and such other documents and records deemed appropriate. On the basis of this review we are of the opinion that Post-effective Amendment No. 12 does not contain disclosures which would render it ineligible to become effective pursuant to Paragraph (b) of Rule 485.

     We hereby consent to the filing of this representation letter as a part of the Trust's Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933 and as part of any application or registration statement filed under the Securities laws of the States of the United States.

                              Very truly yours,

                              HOUSTON, HOUSTON & DONNELLY


                              By:  /s/Thomas J. Donnelly

TJD/heh